DECHERT LLP
1775 I Street, N.W.
Washington, D.C. 20006
(202) 261-3300

August 21, 2012

The Board of Trustees of Brown Advisory Funds 901 South Bond Street, Suite 400 Baltimore, Maryland 21231-3340

Ladies and Gentlemen:

We have acted as counsel to Brown Advisory Funds, a Delaware statutory trust (the “Trust”), on behalf of its separate investment series the Brown Advisory Winslow Sustainability Fund (the “Acquiring Fund”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets and the assumption by the Acquiring Fund of all of the liabilities of the Winslow Green Growth Fund (the “Acquired Fund”), which is a separate investment series of Professionally Managed Portfolios, a Massachusetts business trust (the “PMP Trust”), in exchange for shares of beneficial interest of the Acquiring Fund (the “Reorganization”).  The authorized shares of beneficial interest of the Acquiring Fund intended to be issued in connection with the Reorganization are hereinafter referred to as the “Shares”, and you have requested our legal opinion regarding certain matters with respect to the Shares.

In connection therewith, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Declaration of Trust of the Trust as currently in effect; (ii) the By-Laws of the Trust as currently in effect; (iii) a copy of the Registration Statement on Form N-14 of the Trust as filed with the U.S. Securities and Exchange Commission on July 10, 2012 with respect to the Reorganization (the “Registration Statement”); (iv) a copy of Pre-Effective Amendment No. 1 to the Registration Statement as filed with the Securities and Exchange Commission on August 20, 2012; (v) a copy of Pre-Effective Amendment No. 2 to the Registration Statement; (vi) pertinent provisions of the laws of the State of Delaware; (vii) a certificate issued by the Secretary of the State of Delaware with respect to the Trust; and (viii) such other documents as we have deemed relevant for purposes of rendering our opinion.

We have accepted, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the accuracy of all certificates of public officials.

The Board of Trustees of Brown Advisory Funds
August 21, 2012

Based on such examination, we are of the opinion that the Shares to be offered for sale by the Trust with respect to the Acquiring Fund, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

The foregoing expresses our opinion as to the Delaware general statutory trust law governing the Shares, but does not extend to the securities or “Blue Sky” laws of the State of Delaware or to federal securities or other laws.

We are members of the Bar of the District of Columbia.

We consent to the use of this opinion as an exhibit in Pre-Effective Amendment No. 2 to the Registration Statement.

/s/ Dechert LLP